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[DAISYTEK LOGO]



                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

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Contacts: JIM  POWELL                              CRAIG MCDANIEL, APR
          President and Chief Executive Officer    Michael A. Burns & Associates
          Daisytek International Corporation       (214) 521-8596 or (214) 616-7186 mobile
          (972) 881-4700                           cmcdaniel@mbapr.com
          jpowell@daisytek.com
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         DAISYTEK INTERNATIONAL ELECTS NICHOLAS GIORDANO AS NEW DIRECTOR
   `New Daisytek' Continues to Strengthen the Board Following PFSweb Spin-Off

ALLEN, TEXAS (NOV. 6, 2000) - Daisytek International Corporation (Nasdaq: DZTK), a $1 billion world leader in the wholesale distribution of computer and office supplies, announced the election of Nicholas A. Giordano, former president of LaSalle University and former president and CEO of the Philadelphia Stock Exchange, to the company's Board of Directors.

          "During the past few months, Daisytek has moved forward to separate and strengthen its Board of Directors. Since the spin-off of PFSweb in July, we have made a number of significant management changes. These changes serve as positive indicators of Daisytek's commitment to pursue its own growth strategy and continue to build a dedicated and focused leadership team," said Jim Powell, president and CEO. "Nick Giordano's election to Daisytek's board adds a significant level of depth and breadth to the company's management team. Nick is a visionary leader whose professional background will help us continue our work of positioning Daisytek to take full advantage of today's competitive financial markets while searching out and targeting new business opportunities that lie ahead."

         Giordano, 57, was appointed interim president of LaSalle University for a one-year term from July 1, 1998 to June 30, 1999. Prior to August 1997, Nick served for over 16 years as president and CEO of the Philadelphia Stock Exchange
(PHLX), and as chairman of two of the exchange's subsidiaries - Stock Clearing Corporation of Philadelphia and the Philadelphia Depository Trust Company. During his years as CEO at PHLX, the equity of the exchange's membership nearly tripled, and significant changes were made to upgrade its technology and trading systems. Prior to his CEO appointment, Giordano held several positions as he rapidly moved up through the exchange's management ranks.



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         Prior to joining the Philadelphia Stock Exchange, Nick served as chief financial officer at two brokerage firms from 1968-1971. He began his career as a CPA when he worked at Price Waterhouse in 1965. Other professional affiliations include chairman of the Operating Committee of the Intermarket Trading System; chair of the Options Exchanges Task Force; member of the Consolidated Tape Association; and the Securities Investor Protection Task Force. He also served on the board of directors for the Options Clearing Corporation for 19 years.

         Internationally, Giordano served as president of the International Options Markets Association, which includes among its membership the chairmen or presidents of options exchanges, futures exchanges and clearing houses representing 24 organizations in nine countries. In this role, he consulted on market structure issues with the senior executives of exchanges in Tokyo, Hong Kong, Sydney, Melbourne, Singapore, Kuwait, London, Amsterdam, Paris and Milan.

         Giordano has played key leadership roles in securing legislation that helped lay the groundwork for the explosive growth in the 1980s and 1990s of derivatives instruments. He also led initiatives opposing the introduction of multiple trading of equity options, and supported the Unlisted Trading Privilege Bill. Frequently he has served as a speaker to groups within the securities industry in both Europe and the Far East.

         In addition to his professional responsibilities, Giordano has served on numerous civic boards, educational committees, and played a leadership role in several charitable organizations. He has been honored on numerous occasions with various awards relating to leadership, achievement and service.

          "Nick joins our team with very strong credentials. We are honored to have him on the Daisytek team. I am personally excited to work with such a talented and dedicated group of directors. We have recruited strong, very capable board members who bring new ideas, fresh leadership and a great deal of enthusiasm to our company, " said Powell.

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ABOUT DAISYTEK

Daisytek is a leading distributor of computer supplies, office products, and film and tape media. Serving customers in more than 50 countries, Daisytek distributes almost 20,000 products from more than 150 manufacturers. Daisytek is headquartered in Allen, Texas, and maintains sales and distribution centers in the United States, Australia, Canada and Mexico. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved. This news release and more information about Daisytek are available at www.daisytek.com.


The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations are based on our management's current intent, belief or expectations regarding us or our industry. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, exchange rate fluctuations, and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward looking statements. There may be additional risks that we do not currently view as material or that are not presently known.

A description of these factors, as well as other factors which could affect the Daisytek business, is set forth in Daisytek's 10-K for the fiscal year ended March 31, 2000.




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